Exhibit 99.1

T STAMP INC

(‘Trust Stamp’ or ‘The Company’)

Trust Stamp Engages Marcum, LLP as its Independent Auditor

Atlanta, GA, December 15, 2022 – T Stamp Inc. (“Trust Stamp” or the “Company”) (Nasdaq: IDAI), a global provider of AI-powered identity services for use across multiple sectors, today announced the engagement of Marcum, LLP, as the Company's new independent registered public accounting firm.

Alex Valdes, Chief Financial Officer, commented, “Marcum is one of the top-ranked accounting firms for rapidly growing small-cap companies, and runs the fifth largest SEC auditing practice in the U.S. They have a proven track record with more than 70 years of experience serving middle-market companies in the services and technology industries. With Trust Stamp’s offices located in seven countries across North America, Europe, Asia, and Africa, Marcum’s international capabilities will be invaluable as we continue to grow our global footprint. Moreover, we believe our selection of Marcum illustrates our commitment to maintaining the highest standards for our financial controls and procedures.”

About Trust Stamp

Trust Stamp, the Privacy-First Identity CompanyTM, is a global provider of AI-powered identity services for use in multiple sectors including banking and finance, regulatory compliance, government, real estate, communications, and humanitarian services. Its technology empowers organizations with advanced biometric identity solutions that reduce fraud, protect personal data privacy, increase operational efficiency, and reach a broader base of users worldwide through its unique data transformation and comparison capabilities.

Located in seven countries across North America, Europe, Asia, and Africa, Trust Stamp trades on the Nasdaq Capital Market (Nasdaq: IDAI). Founded in 2016 by Gareth Genner and Andrew Gowasack, the company now employs over 80 people.

Safe Harbor Statement: Caution Concerning Forward-Looking Remarks

All statements in this release that are not based on historical fact are “forward-looking statements” including within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The information in this announcement may contain forward-looking statements and information related to, among other things, the company, its business plan and strategy, and its industry. These statements reflect management’s current views with respect to future events-based information currently available and are subject to risks and uncertainties that could cause the company’s actual results to differ materially from those contained in the forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The company does not undertake any obligation to revise or update these forward-looking statements to reflect events or circumstances after such date or to reflect the occurrence of unanticipated events.

Trust Stamp	Email: Shareholders@truststamp.ai

Gareth Genner, Chief Executive Officer

Investor Relations	Tel: +1 212-671-1021

Crescendo Communications	Email: idai@crescendo-ir.com